Mail Stop 4561

      January 23, 2006


      VIA USMAIL and FAX (212) 751 - 3550

Mr. Alan P. Hirmes
Chief Financial Officer
American Mortgage Acceptance Company
625 Madison Avenue
New York, NY 10022

      Re:	American Mortgage Acceptance Company
      Form 10-K for the year ended 12/31/2004
      Filed on 3/16/2005
      File No. 000-23972


Dear Mr. Alan P. Hirmes:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Linda Van Doorn
      Senior Assistant Chief Accountant







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